Press Release                                    Source: Knockout Holdings, Inc.

David E. Malone Appointed COO of Knockout Holdings
Tuesday June 21, 8:52 am ET

NORTHLAKE, Ill.--(BUSINESS WIRE)--June 21, 2005--Knockout Holdings, Inc. (OTCBB:KNOH - News), exclusive developer and marketer of the new George Foreman's Knock-Out(R) line of household and automotive cleaning products, has appointed David E. Malone, as chief operating officer, effective immediately. Mr. Malone replaces Ahmed Shaikh, who had been serving as president and chief operating officer, and will remain with the company during the transition.

Prior to joining Knockout Holdings, Mr. Malone served as senior vice president of Mesirow Financial, and project executive for Illinois Property Asset Management, LLC, where he provided real estate strategy and consulting to the State of Illinois. Prior to joining Mesirow, Mr. Malone served as chief procurement officer for the city of Chicago, from 2000 to 2004, where he was responsible for overseeing contract awards and purchases for the city of Chicago. Mr. Malone has also served as director of worldwide procurement for R.R. Donnelley & Sons Co., the nation's largest printing company; director of purchasing and supplier development for Avery Dennison Corporation; and commodity manager at Xerox Corporation. Mr. Malone has served on the city of Chicago's Executive Steering Committee for the implementation of new financial management and planning systems; served as chairman of the Mayor's Economic Opportunity Council; and served as administrator of Chicago's Target Market Program. Mr. Malone is a member of the editorial review board for the Institute of Supply Management and serves on the advisory board for the Foundation for the Midsouth.

John Bellamy, chairman and chief executive officer of Knockout Holdings, Inc., stated, "We are very pleased to welcome David to our senior management team. He brings over 21 years of high-level strategic and operational experience in both the private and public sectors, including senior positions at several Fortune 500 companies. Most recently, David managed over 100 employees at Mesirow Financial, providing management consulting and business development services for the state of Illinois, where his group generated over $25 million in profits annually. As chief procurement officer for the city of Chicago, David oversaw the management of over $2 billion in purchases and more than 5,000 contracts annually. We believe David's outstanding skill set and proven track record will be invaluable as we continue to strengthen our retail distribution network, pursue new wholesale distribution channels, and aggressively expand our efforts to build consumer awareness of the George Foreman's Knock-Out(R) line of household and automotive cleaning products. We appreciate the ongoing contributions of Ahmed Shaikh, who helped us build this company from the ground-up -- to where we now have distribution in more than 17,000 retail stores nationwide. Ahmed will be returning as a senior level executive to work with the vice-chairman of Knockout on other business endeavors."

About Knockout Holdings, Inc.

Knockout develops and markets celebrity-branded products that are intended to be safe for human use and environmentally friendly. Knockout has a license agreement with George Foreman to market its cleaning products for household, automotive and industrial use globally. For more information, please visit www.theknockoutgroup.com.

Certain matters discussed in this news release are "forward-looking statements." These forward-looking statements, which apply only on the date of this release, generally can be identified by the use of forward-looking terminology such as "may," "will," "expects," "intends," "estimates," "anticipates," "believes," "continues" or words of similar import. Similarly, statements that describe the company's future plans, objectives or goals are also forward-looking statements, which generally involve known and unknown risks, uncertainties and other facts that may cause the actual results, performance or achievements of the company to be materially different from those expressed or implied by such forward-looking statements. Such factors may include the following: competitive responses to the company's products; an inability to satisfy market demand; regulatory matters, insufficient product volumes and quality provided by suppliers; continued effectiveness of celebrity-based advertising and marketing; availability of capital to fund expansion; ability to maintain intellectual property; general economic, business and market conditions; continued retention of key personnel and their success in executing the business plan; maintenance of key trademarks, patents and licenses, and success of the company's exclusive endorsement and licensing arrangement with George Foreman. For a listing of risks applicable to the future prospects of the company, please refer to the company's reports to be filed with the SEC. The company makes no commitment to disclose any revisions to forward looking statements, or any facts, events or circumstances after the date hereof that bear upon forward looking statements.

"Knock-Out" is a federally registered trademark of Knockout Holdings, Inc.

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Contact:

     IR Contact:
     Lippert/Heilshorn & Associates

     David Waldman/Jody Burfening, 212-838-3777

     dwaldman@lhai.com

     or
     Press Contact:

     The Knockout Group, Inc.
     E.dali Pollard, 708-273-6900

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Source: Knockout Holdings, Inc.